Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
India Globalization Capital, Inc.

We hereby consent to the incorporation by reference in the Prospectus constituting part of Post Effective Amendment No. 3 to the Registration Statement on Form S-1 of India Globalization Capital, Inc. of: (i) our report on the financial statements of India Globalization Capital, Inc. as of March 31, 2008 and the fiscal year ended March 31, 2008, (ii) our report on the financial statements of Sricon Infrastructure Private Limited for the period from April 1, 2007 to March 7, 2008 and as of March 31, 2007 and 2006 and (iii) our report on the financial statements of Techni Bharathi Limited for the period from April 1, 2007 to March 7, 2008 and as of March 31, 2007 and 2006. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

YOGANANDH & RAM
/s/Yoganandh & Ram
Chennai, India

November 12, 2008